As filed with the Securities and Exchange Commission on December 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3 to

Registration Statement on Form S-8 No. 333-35193

Registration Statement on Form S-8 No. 333-99337

UNDER

THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4288333
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices including Zip Code)

HEALTH NET, INC. 2002 STOCK OPTION PLAN, AS AMENDED

FOUNDATION HEALTH SYSTEMS, INC. 1997 STOCK OPTION PLAN, AS AMENDED

(Full Title of the Plans)

Angelee F. Bouchard

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, California 91367

(818) 676-6000

(Name and Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James P. Beaubien

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Amendment”) filed by Health Net, Inc. (the “Company”) deregisters certain shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), and related rights to purchase Series A Junior Participating Preferred Stock of the Company (“Rights” and collectively with the Common Stock, the “Shares”), that were previously registered for issuance under (i) the Foundation Health Systems, Inc. 1997 Stock Option Plan (as amended, the “1997 Plan”) on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 9, 1997, as amended by post-effective amendments filed with the Commission on each of May 13, 2005 and February 23, 2006 (File No. 333-35193), and (ii) the Health Net, Inc. 2002 Stock Option Plan (as amended, the “2002 Plan”) on a Registration Statement on Form S-8 filed with the Commission on September 9, 2002, as amended by post-effective amendments filed with the Commission on each of May 13, 2005 and February 23, 2006 (File No. 333-99337) (each a “Registration Statement” and collectively, the “Registration Statements”). This Amendment also terminates Registration Statement No. 333-35193 with respect to the 1997 Plan.

On May 12, 2005, stockholders of the Company approved the Health Net, Inc. 2005 Long-Term Incentive Plan (as amended, the “2005 Plan”), which was an amendment and restatement of the 1997 Plan and the 2002 Plan that integrated the 1997 Plan and the 2002 Plan into a single plan and made certain amendments to such plans. Following the effective date of the 2005 Plan, no further awards were made under the 1997 Plan or the 2002 Plan. Subsequently, on May 11, 2006, the Company’s stockholders approved the Health Net, Inc. 2006 Long-Term Incentive Plan (as amended, the “2006 Plan”), which, among other things, provided that Shares that were subject to then-outstanding awards under the 1997 Plan, 2002 Plan and 2005 Plan would become available under the 2006 Plan in the event any such awards were cancelled or terminated.

The table set forth below indicates the number of Shares deregistered hereby with respect to the Registration Statements. Concurrently with the filing of this Amendment, the Company is filing (i) a post-effective amendment to deregister 911,493 Shares that had been previously registered for issuance under the 2005 Plan and are currently available under the 2006 Plan as a result of the cancellation or termination of their associated awards and (ii) a new Registration Statement on Form S-8 to register under the 2006 Plan an aggregate of 2,085,511 Shares that had previously been registered under one of the 1997 Plan, the 2002 Plan or the 2005 Plan and are currently available under the 2006 Plan as a result of the cancellation or termination of their associated awards.

There may be Shares registered in connection with the 2002 Plan that are subject to outstanding awards thereunder, which awards have been or may be cancelled or terminated without delivery. The Company may file future post-effective amendments from time to time to deregister such Shares under the 2002 Plan and future registration statements to register such Shares under the 2006 Plan, as it may be amended from time to time.

Name of Plan	Registration No.	Amount of Shares Deregistered Hereby
Foundation Health Systems, Inc. 1997 Stock Option Plan	333-35193	513,975
Health Net, Inc. 2002 Stock Option Plan	333-99337	660,043

Item 8. Exhibits.

See Index to Exhibits attached to this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on this 12th day of December 2014.

HEALTH NET, INC.

By:	/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Jay M. Gellert, James E. Woys and Angelee F. Bouchard as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to the Registration Statement and other documents in connection with the Registration Statement, with the Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities indicated.

Signature	Date

/s/ Jay M. Gellert	December 12, 2014
Jay M. Gellert President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ James E. Woys	December 12, 2014
James E. Woys Executive Vice President, Chief Financial and Operating Officer and Interim Treasurer (Principal Financial Officer)

/s/ Marie Montgomery	December 12, 2014
Marie Montgomery Senior Vice President and Corporate Controller (Principal Accounting Officer)

Signature	Date

/s/ Mary Anne Citrino	December 12, 2014
Mary Anne Citrino Director

/s/ Theodore F. Craver, Jr.	December 12, 2014
Theodore F. Craver, Jr. Director

/s/ Vicki B. Escarra	December 12, 2014
Vicki B. Escarra Director

/s/ Gale S. Fitzgerald	December 12, 2014
Gale S. Fitzgerald
Director

/s/ Patrick Foley	December 12, 2014
Patrick Foley Director

/s/ Roger F. Greaves	December 12, 2014
Roger F. Greaves Director

/s/ Douglas M. Mancino	December 12, 2014
Douglas M. Mancino Director

/s/ Bruce G. Willison	December 12, 2014
Bruce G. Willison Director

/s/ Frederick C. Yeager	December 12, 2014
Frederick C. Yeager Director

INDEX TO EXHIBITS

24	Power of attorney (included on the signature page to this Amendment)